Exhibit 99.1

ZELTIQ REPORTS PRELIMINARY FOURTH QUARTER AND FULL YEAR 2016 REVENUE AND PROVIDES 2017 GUIDANCE

•	Fourth quarter revenue of approximately $104.5 million, up ~34% year-over-year and representing the highest revenue quarter in company history

•	Full year 2016 revenue of approximately $354 million, up ~38% year-over-year

•	Company reiterates confidence in full year 2016 profitability guidance

•	Record number of new account openings in North America, coupled with significant growth in International consumables utilization and revenue

•	Successful launch of CoolAdvantage Plus applicator, with North American account penetration of over 40%

•	2017 plans include increase in direct-to-consumer (DTC) campaign, full market launch of CoolAdvantage Petite applicator, and initial introduction of a cellulite product

•	2017 guidance of $415 to $425 million in revenue, representing 17% to 20% growth, along with scaling profitability margins

PLEASANTON, CA (January 9, 2017) – ZELTIQ® , (Nasdaq: ZLTQ), a medical technology company focused on developing and commercializing products utilizing its proprietary controlled-cooling technology platform, announced today preliminary unaudited revenue for the fourth quarter and full year 2016, as well as guidance for fiscal year 2017.

ZELTIQ anticipates total revenue for the fourth quarter 2016 of approximately $104.5 million, compared to total revenue for the fourth quarter 2015 of $78.2 million. Fourth quarter 2016 revenue includes add-on applicator revenue of approximately $10.4 million. ZELTIQ anticipates total revenue for the full year 2016 to be approximately $354 million, compared to total revenue for the full year 2015 of $255.4 million.

Mark Foley, President and Chief Executive Officer, said, “We are incredibly pleased with our fourth quarter performance where we eclipsed the $100 million quarterly revenue mark for the first time in company history, grew 34% year-over-year, and delivered another successful new product launch. The fourth quarter caps off a great year in 2016, which continued to validate the size of the non-invasive fat reduction market opportunity and to solidify our leadership position based on the strength of our technology, commercial infrastructure, and brand-building initiatives. Highlights in the quarter included the opening of 186 new accounts in North America, our strongest performance in history, the successful global launch of the CoolAdvantage Plus applicator, and a record number of revenue-generating cycles in international markets. Initial customer feedback on both the CoolAdvantage and CoolAdvantage Plus applicators has been outstanding, with adoption rates among our North American customer base of approximately 51% and 43%, respectively. In addition to our strong revenue and operational performance in the fourth quarter, we continue to anticipate achieving our 2016 guidance for profitability.”

Mr. Foley concluded, “Looking forward, I am very optimistic about our growth prospects in the large and underpenetrated non-invasive fat reduction market. Based on our momentum and conviction in the opportunity ahead, we remain committed to investing in our longer-term growth through product innovation such as new applicators and additional indications, DTC spend and strategic enhancements to our commercial infrastructure. To that end, we have already kicked off our 2017 DTC campaign, which will be significantly larger than our 2016 campaign, expect to launch the CoolAdvantage Petite applicator on a global basis in the middle of 2017, and plan to perform user preference studies with our cellulite product in the fourth quarter. Also, as in past years, we have already added a significant number of sales personnel in both our North American and International organizations to support our growing account base and strategic initiatives. Taken together, our success in 2016 and planned initiatives for 2017 lead us to a full year 2017 revenue expectation of $415 to $425 million, while delivering increasing profitability, including a net income margin of 2% to 3% of full year revenue and an adjusted EBITDA margin of 11% to 12%.”

The quarterly and annual financial numbers included in this release are prior to the completion of review and audit procedures by ZELTIQ’s external auditors and are therefore subject to adjustment. ZELTIQ expects to provide final full year 2016 financial results during its fourth quarter 2016 earnings call estimated to be near the end of February 2017.

Mr. Foley will present at 10:00 a.m. PST / 1:00 p.m. EST on Tuesday, January 10, 2017 at the J.P. Morgan Healthcare Conference. A live webcast of the presentation will also be available on ZELTIQ’s corporate website. After the live webcast, the presentation will remain available on the website at least until ZELTIQ announces its final full year 2016 financial results.

Fourth Quarter Financial and Operational Details

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The company anticipates revenue of approximately $104.5 million, of which approximately 79% was generated in North America and 21% in international markets. Consumables revenue represents approximately 51% of total revenue, and add-on applicators contributed approximately $10.4 million.

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ZELTIQ shipped 342 systems on a global basis, including 244 in North America, up 1% compared to the fourth quarter of 2015, and 98 internationally, down 32% compared to the prior year quarter. In North America, the company opened 186 new accounts, the highest quarterly number in history, while multi-system placements totaled 58 or 24% of total systems.

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The company shipped approximately 392,000 revenue cycles globally, an increase of 44% year-over-year, including approximately 240,200 in North America (up 26%) and approximately 151,800 internationally (up 85%). Global revenue cycles per account per day (C/A/D) increased approximately 12% compared to the fourth quarter of 2015, including a 2% decline in North America and a 45% increase internationally. In North America, while consumable revenue per account grew in the upper single-digits, reported C/A/D was affected by the launch of CoolAdvantage Plus, which utilizes a 16-cycle card versus the traditional 24-cycle card associated with our other applicators. Internationally, robust cycle growth was led by strong performance in Asia Pacific.

2017 Financial Guidance

ZELTIQ is providing financial guidance for 2017, as follows:

•	Revenue guidance for the full year in a range of $415 million to $425 million, up 17% to 20% compared to 2016

•	International revenue representing approximately 22% of total revenue, up from approximately 20% in 2016

•	Consumables revenue representing approximately 60% of revenue, up from approximately 55% in 2016

•	First quarter revenue growth approximately in line with full year growth expectations on a year-over-year basis

•	Gross margin of 70.5% to 71.0% of total revenue

•	Net income margin of 2% to 3% of total revenue

•	Adjusted EBITDA margin of 11% to 12% of total revenue

Use of Non-GAAP Financial Measures

ZELTIQ has supplemented its GAAP net income (loss) with a non-GAAP measure of Adjusted EBITDA. Management believes that this non-GAAP financial measure provides useful supplemental information to management and investors regarding the performance of ZELTIQ, facilitates a more meaningful comparison of results for current periods with previous operating results, and assists management in analyzing future trends, making strategic and business decisions and establishing internal budgets and forecasts. Non-GAAP Adjusted EBITDA excludes interest income and other (expense) income, income tax expense, depreciation, amortization, and stock based compensation expense.

There are limitations in using this non-GAAP financial measure because it is not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. This non-GAAP financial measure should not be considered in isolation or as a substitute for GAAP financial measures. Investors and potential investors should consider non-GAAP financial measures only in conjunction with the ZELTIQ’s consolidated financial statements prepared in accordance with GAAP and the reconciliations of the non-GAAP financial measure provided.

About ZELTIQ®
ZELTIQ is a medical technology company focused on developing and commercializing products utilizing its proprietary controlled-cooling technology platform. ZELTIQ's first commercial product, the CoolSculpting System, is designed to selectively reduce stubborn fat bulges. CoolSculpting is based on the scientific principle that fat cells are more sensitive to cold than the overlying skin and surrounding tissues. It utilizes patented technology of precisely controlled cooling to reduce the temperature of fat cells in the treated area, which is intended to cause fat cell elimination through a natural biological process known as apoptosis. ZELTIQ developed CoolSculpting to safely, noticeably, and measurably reduce the fat layer.

Forward-Looking Statements

The statements made in this press release regarding ZELTIQ’s preliminary fourth quarter and full year 2016 financial results, projected 2017 financial results and expectations 2017 performance and investments in infrastructure, and other statements relating to future expectations or events are forward-looking statements. The words “anticipate,” “expect,” “estimate,” “planned,” and similar words that denote future events or results identify these forward-looking statements. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond ZELTIQ’s control and that could materially affect ZELTIQ’s actual business operations and financial performance and condition. For example, the preliminary fourth quarter and full year 2016 financial numbers provided in this press release are prior to the completion of audit procedures by ZELTIQ’s external auditors and therefore are subject to adjustment. Further, factors that could materially affect ZELTIQ’s business operations and financial performance and condition include, but are not limited to: less than anticipated growth in the number of physicians electing to purchase CoolSculpting Systems; patient demand for CoolSculpting procedures may be lower than ZELTIQ expects; product or procedure announcements by competitors may decrease demand for CoolSculpting procedures; ZELTIQ’s sales and marketing plans may fail to increase sales as ZELTIQ expects; as well as those other risks and uncertainties set forth in ZELTIQ’s Quarterly Report on Form 10-Q for the third quarter ended September 30, 2016, filed with the SEC on November 9, 2016. These forward-looking statements speak only as of the date of this press release. ZELTIQ expressly disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events or otherwise.

CONTACTS:
Investor Relations:
Taylor C. Harris
ZELTIQ, Senior Vice President and CFO
925-474-2500
Nick Laudico
The Ruth Group
646-536-7030
nlaudico@theruthgroup.com

ZELTIQ Aesthetics, Inc.
Reconciliation of Net Income Margin to Adjusted Earnings Before Interest, Taxes, Depreciation,
Amortization and Stock-Based Compensation Margin
(Adjusted EBITDA Margin)
(Unaudited)

	FY2017 Guidance
As a Percentage of Revenue*	Low	High
Net income margin	2%	3%
Adjustments to net income:
Interest income and other	—%	—%
Provision for income taxes	2%	2%
Depreciation and amortization	2%	2%
Stock-based compensation	5%	5%
Total adjustments to net income	9%	9%
Adjusted EBITDA margin	11%	12%
* Adjustments may not add to the total figure due to rounding